United States
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                           Commission File Number:  001-09115

                             CompuTrac, Inc.
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          (Exact name of registrant as specified in its charter)

                222 Municipal Drive, Richardson, Texas  75080
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, par value $.01
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             (Title of each of securities covered by this Form)

                                     None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)        [ X ]       Rule 12h-3(b)(1)(i)       [ X ]
    Rule 12g-4(a)(1)(ii)       [   ]       Rule 12h-3(b)(1)(ii)      [   ]
    Rule 12g-4(a)(2)(i)        [   ]       Rule 12h-3(b)(2)(i)       [   ]
    Rule 12g-4(a)(2)(ii)       [   ]       Rule 12h-3(b)(2)(ii)      [   ]
                                           Rule 15d-6                [   ]

      Approximate number of holders of record as of the certification or notice date: One

      Pursuant to the requirements of the Securities Exchange Act of 1934, CompuTrac, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                               CompuTrac, Inc.

 DATE:     August 2, 2002      BY: /s/ Harry W. Margolis
                               ----------------------------------------
                               Name:   Harry W. Margolis
                               Title:  Chairman of the Board, President
                                       and Chief Executive Officer